Exhibit (a)(1)

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

OFS CAPITAL, LLC

This Amended and Restated Certificate of Formation of OFS Capital, LLC (the “LLC”), dated as of February 15, 2011, has been duly executed and is being filed by Jeffrey Cerny, as an authorized person, in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-208), to amend and restate the original Certificate of Formation of the LLC, which was filed under the name “Paladin Management Partners, LLC” on March 20, 2001 with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the limited liability company formed and continued hereby is OFS Capital, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first written above.

OFS CAPITAL, LLC

By:	/s/ Jeffrey Cenry
Name: Jeffrey Cerny Title: Authorized Person